PBF Energy Announces Third Quarter 2021 Results

•Third quarter income from operations of $100.9 million (excluding special items, third quarter income from operations of $101.0 million)
•Repurchased a combined $229 million of principal amount of unsecured notes, a 13% reduction of the total PBF Holding unsecured notes outstanding
•Year-to-date consolidated debt reduced by over $300 million through note repurchases and continued deleveraging at PBF Logistics LP
•Third quarter consolidated ending cash balance of approximately $1.5 billion

PARSIPPANY, NJ - October 28, 2021 - PBF Energy Inc. (NYSE:PBF) today reported third quarter 2021 income from operations of $100.9 million as compared to loss from operations of $342.7 million for the third quarter of 2020. Excluding special items, third quarter 2021 income from operations was $101.0 million as compared to a loss from operations of $374.2 million for the third quarter of 2020. PBF Energy's financial results reflect the consolidation of PBF Logistics LP (NYSE: PBFX), a master limited partnership of which PBF Energy indirectly owns the general partner and approximately 48% of the limited partner interests as of quarter-end.

The company reported third quarter 2021 net income of $78.7 million and net income attributable to PBF Energy Inc. of $59.1 million or $0.49 per share. This compares to net loss of $397.8 million, and net loss attributable to PBF Energy Inc. of $417.2 million or $(3.49) per share for the third quarter 2020. Non-cash special items included in the third quarter 2021 results, which increased net income by a net, after-tax benefit of $45.6 million, or $0.37 per share, consisted of a gain on extinguishment of debt related to the repurchase of a portion of the outstanding unsecured notes, a net tax benefit on remeasurement of deferred tax assets, and change in fair value of the contingent consideration associated with earn-out provisions related to both the Martinez Acquisition and PBFX CPI Operations LLC acquisition. Adjusted fully-converted net income for the third quarter 2021, excluding special items, was $14.0 million, or $0.12 per share on a fully-exchanged, fully-diluted basis, as described below, compared to adjusted fully-converted net loss of $346.6 million or $(2.87) per share, for the third quarter 2020.

Tom Nimbley, PBF Energy's Chairman and CEO, said, “PBF's third quarter results reflect both the improving demand environment, as well as the continuing challenges facing our industry. During the quarter we successfully executed a significant turnaround at Torrance, conducted unplanned maintenance at Toledo and managed to navigate the turmoil delivered by Hurricane Ida on the Gulf Coast. Our Chalmette refining team safely brought the refinery down in advance of the storm. As a result, we experienced very little damage and were able to quickly resume operations after restoring power to the plant. We are very proud of the way our Chalmette team performed, even as many employees were dealing with their own storm-related hardships.”

Mr. Nimbley remarked, “Demand has continued its gradual improvement and is at or above pre-pandemic levels for certain products. With improving demand and the call for more energy globally, we expect incremental crude supply to enter the market and support wider differentials. Despite the improving fundamental backdrop, we continue to be battered by the persistent waffling of the Environmental Protection Agency and never-ending delays in addressing the broken RFS program. These delays are causing economic harm to independent refiners, jeopardizing jobs, creating uncertainty in the market and are penalizing consumers at the pump by supporting high gasoline prices.”

Mr. Nimbley concluded, “Despite these recent challenges, we are confident that we have the operations, team and resources to overcome the current hurdles. We exited the third quarter with reduced debt and ample liquidity, including approximately $1.5 billion in cash, that we believe will support our business as market conditions improve.”

Liquidity and Financial Position
As of September 30, 2021, our operational liquidity was more than $2.6 billion based on approximately $1.4 billion of cash and in excess of $1.2 billion of borrowing availability under our asset-based lending facility. In addition, PBF Logistics LP liquidity included $28.6 million in cash and approximately $371.0 million of availability under its revolving credit facility.

In the second half of the year, the company repurchased a combined total principal amount of approximately $229.0 million of its 2028 6.00% Senior Notes and 2025 7.25% Senior Notes for an aggregate cash amount of approximately $146.8 million. Combined with the $75.0 million of debt repayments made by PBF Logistics LP, consolidated debt for PBF has been reduced by approximately $304.0 million.

Strategic Update and Outlook
In addition to focusing on the safety and reliability of our core refining operations, we continue to progress the previously announced potential project for a renewable fuels production facility intended to be co-located at the Chalmette refinery. The project is expected to use certain idled assets, including an idle hydrocracker, along with a newly-constructed pre-treatment unit to establish a 20,000 barrel per day renewable diesel production facility. On August 5, 2021, it was announced that PBF selected Honeywell UOP single-stage EcofiningTM technology for use in the potential project. We are currently in advanced discussions with additional potential strategic and financial partners.

Consistent with our previous guidance, and the improving market outlook, our full-year capital expenditures are expected to be approximately $400 to $450 million. Should market conditions change from our current expectations, we expect that we will review our capital requirements and adjust as needed.

With demand for our products continuing to gradually improve, we expect to remain responsive to market conditions and for the fourth quarter, we expect total throughput regionally as follows: East Coast to average 250,000 to 270,000 barrels per day ("bpd"); Mid-Continent to average 150,000 to 160,000 bpd; Gulf Coast to average 170,000 to 180,000 bpd; and West Coast to average 310,000 to 330,000 bpd. The throughput figures are reflective of planned work expected to take place during the quarter at our Martinez and East Coast facilities.

Adjusted Fully-Converted Results
Adjusted fully-converted results assume the exchange of all PBF Energy Company LLC Series A Units and dilutive securities into shares of PBF Energy Inc. Class A common stock on a one-for-one basis, resulting in the elimination of the noncontrolling interest and a corresponding adjustment to the company's tax provision.

Non-GAAP Measures
This earnings release, and the discussion during the management conference call, may include references to Non-GAAP (Generally Accepted Accounting Principles) measures including Adjusted Fully-Converted Net Income (Loss), Adjusted Fully-Converted Net Income (Loss) excluding special items, Adjusted Fully-Converted Net Income (Loss) per fully-exchanged, fully-diluted share, Income (Loss) from operations excluding special items, gross refining margin, gross refining margin excluding special items, gross refining margin per barrel of throughput, EBITDA (Earnings before Interest, Income Taxes, Depreciation and Amortization), EBITDA excluding special items and Adjusted EBITDA. PBF believes that Non-GAAP financial measures provide useful information about its operating performance and financial results. However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives for, or superior to, comparable GAAP financial measures. PBF's Non-GAAP financial measures may also differ from similarly named measures used by other companies. See the accompanying tables and footnotes in this release for additional information on the Non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.

Conference Call Information
PBF Energy's senior management will host a conference call and webcast regarding quarterly results and other business matters on Thursday, October 28, 2021, at 8:30 a.m. ET. The call is being webcast and can be accessed at PBF Energy's website, http://www.pbfenergy.com. The call can also be accessed by dialing (877) 869-3847 or (201) 689-8261. The audio replay will be available approximately two hours after the end of the call and will be available through the company’s website.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company's filings with the SEC, as well as the risks disclosed in PBF Logistics LP's SEC filings and any impact PBF Logistics LP may have on the company's credit rating, cost of funds, employees, customers and vendors; risk relating to the securities markets generally; risks associated with the East Coast refining reconfiguration and the acquisition of the Martinez refinery, and related logistics assets; risks associated with our obligation to buy Renewable Identification Numbers and related market risks related to the price volatility thereof; our ability to make, and realize the benefits from, acquisitions or investments, including in renewable diesel productions; the effect of the COVID-19 pandemic and related governmental and consumer responses; our expectations regarding capital spending and the impact of market conditions on demand for the balance of 2021; and the impact of adverse market conditions affecting the company, unanticipated developments, regulatory approvals, changes in laws and other events that negatively impact the company. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 48% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

###
Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994

EARNINGS RELEASE TABLES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues	$7,186.7	$3,667.5	$19,009.4	$11,460.8

Cost and expenses:
Cost of products and other	6,374.7	3,378.6	16,666.4	11,095.0
Operating expenses (excluding depreciation and amortization expense as reflected below)	530.5	471.9	1,495.6	1,445.7
Depreciation and amortization expense	112.8	130.3	338.5	369.3
Cost of sales	7,018.0	3,980.8	18,500.5	12,910.0
General and administrative expenses (excluding depreciation and amortization expense as reflected below)	64.1	46.6	166.9	187.0
Depreciation and amortization expense	3.4	2.7	10.1	8.4
Change in fair value of contingent consideration	0.1	(28.6)	26.2	(93.5)
Impairment expense	—	7.0	—	7.0
Loss (gain) on sale of assets	0.2	1.7	(0.4)	(469.4)
Total cost and expenses	7,085.8	4,010.2	18,703.3	12,549.5

Income (loss) from operations	100.9	(342.7)	306.1	(1,088.7)

Other income (expense):
Interest expense, net	(82.0)	(70.4)	(243.1)	(185.1)
Change in Tax Receivable Agreement liability	—	252.2	—	240.6
Change in fair value of catalyst obligations	17.8	(2.4)	13.6	4.2
Gain (loss) on extinguishment of debt	60.3	—	60.3	(22.2)
Other non-service components of net periodic benefit cost	2.0	1.1	5.9	3.2
Income (loss) before income taxes	99.0	(162.2)	142.8	(1,048.0)
Income tax expense (benefit)	20.3	235.6	16.4	(0.7)
Net income (loss)	78.7	(397.8)	126.4	(1,047.3)
Less: net income attributable to noncontrolling interests	19.6	19.4	60.7	46.7
Net income (loss) attributable to PBF Energy Inc. stockholders	$59.1	$(417.2)	$65.7	$(1,094.0)

Net income (loss) available to Class A common stock per share:
Basic	$0.49	$(3.49)	$0.55	$(9.15)
Diluted	$0.49	$(3.49)	$0.54	$(9.15)
Weighted-average shares outstanding-basic	120,268,046	119,684,030	120,230,369	119,561,388
Weighted-average shares outstanding-diluted	121,354,089	119,684,030	121,607,207	120,628,237

Adjusted fully-converted net income (loss) and adjusted fully-converted net income (loss) per fully exchanged, fully diluted shares outstanding (Note 1):
Adjusted fully-converted net income (loss)	$59.6	$(419.8)	$66.2	$(1,104.1)
Adjusted fully-converted net income (loss) per fully exchanged, fully diluted share	$0.49	$(3.49)	$0.54	$(9.15)
Adjusted fully-converted shares outstanding - diluted (Note 6)	121,354,089	120,659,163	121,607,207	120,628,237

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited, in millions, except share and per share data)

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED FULLY-CONVERTED NET INCOME (LOSS) AND ADJUSTED FULLY-CONVERTED NET INCOME (LOSS) EXCLUDING SPECIAL ITEMS (Note 1)		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2021	2020	2021	2020
Net income (loss) attributable to PBF Energy Inc. stockholders		$59.1	$(417.2)	$65.7	$(1,094.0)
Less:	Income allocated to participating securities	—	—	—	0.1
Income (loss) available to PBF Energy Inc. stockholders - basic		59.1	(417.2)	65.7	(1,094.1)
Add:	Net income (loss) attributable to noncontrolling interest (Note 2)	0.7	(3.5)	0.7	(13.6)
Less:	Income tax (expense) benefit (Note 3)	(0.2)	0.9	(0.2)	3.6
Adjusted fully-converted net income (loss)		$59.6	$(419.8)	$66.2	$(1,104.1)
Special Items (Note 4):
Add:	Non-cash LCM inventory adjustment	—	(9.9)	(669.6)	691.5
Add:	Change in fair value of contingent consideration	0.1	(28.6)	26.2	(93.5)
Add:	Gain on sale of hydrogen plants	—	—	—	(471.1)
Add:	Impairment expense	—	7.0	—	7.0
Add:	Severance costs	—	—	—	12.9
Add:	(Gain) loss on extinguishment of debt	(60.3)	—	(60.3)	22.2
Add:	Change in Tax Receivable Agreement liability	—	(252.2)	—	(240.6)
Add:	Net tax (benefit) expense on remeasurement of deferred tax assets	(1.4)	282.3	(3.8)	282.3
Less:	Recomputed income tax on special items (Note 3)	16.0	74.6	187.2	18.8
Adjusted fully-converted net income (loss) excluding special items		$14.0	$(346.6)	$(454.1)	$(874.6)

Weighted-average shares outstanding of PBF Energy Inc.		120,268,046	119,684,030	120,230,369	119,561,388
Conversion of PBF LLC Series A Units (Note 5)		994,192	975,133	989,314	1,066,849
Common stock equivalents (Note 6)		91,851	—	387,524	—
Fully-converted shares outstanding - diluted		121,354,089	120,659,163	121,607,207	120,628,237

Adjusted fully-converted net income (loss) per fully exchanged, fully diluted shares outstanding (Note 6)		$0.49	$(3.49)	$0.54	$(9.15)

Adjusted fully-converted net income (loss) excluding special items per fully exchanged, fully diluted shares outstanding (Note 4, 6)		$0.12	$(2.87)	$(3.75)	$(7.25)

		Three Months Ended		Nine Months Ended
RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO INCOME (LOSS) FROM OPERATIONS EXCLUDING SPECIAL ITEMS		September 30,		September 30,
		2021	2020	2021	2020
Income (loss) from operations		$100.9	$(342.7)	$306.1	$(1,088.7)
Special Items (Note 4):
Add:	Non-cash LCM inventory adjustment	—	(9.9)	(669.6)	691.5
Add:	Change in fair value of contingent consideration	0.1	(28.6)	26.2	(93.5)
Add:	Gain on sale of hydrogen plants	—	—	—	(471.1)
Add:	Impairment expense	—	7.0	—	7.0
Add:	Severance costs	—	—	—	12.9
Income (loss) from operations excluding special items		$101.0	$(374.2)	$(337.3)	$(941.9)

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
EBITDA RECONCILIATIONS (Note 7)
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND EBITDA EXCLUDING SPECIAL ITEMS	2021	2020	2021	2020

Net income (loss)	$78.7	$(397.8)	$126.4	$(1,047.3)
Add: Depreciation and amortization expense	116.2	133.0	348.6	377.7
Add: Interest expense, net	82.0	70.4	243.1	185.1
Add: Income tax expense (benefit)	20.3	235.6	16.4	(0.7)
EBITDA	$297.2	$41.2	$734.5	$(485.2)
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	—	(9.9)	(669.6)	691.5
Add: Change in fair value of contingent consideration	0.1	(28.6)	26.2	(93.5)
Add: Gain on sale of hydrogen plants	—	—	—	(471.1)
Add: Impairment expense	—	7.0	—	7.0
Add: Severance costs	—	—	—	12.9
Add: (Gain) loss on extinguishment of debt	(60.3)	—	(60.3)	22.2
Add: Change in Tax Receivable Agreement liability	—	(252.2)	—	(240.6)
EBITDA excluding special items	$237.0	$(242.5)	$30.8	$(556.8)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
RECONCILIATION OF EBITDA TO ADJUSTED EBITDA	2021	2020	2021	2020

EBITDA	$297.2	$41.2	$734.5	$(485.2)
Add: Stock-based compensation	6.9	10.4	24.7	29.1
Add: Change in fair value of catalyst obligations	(17.8)	2.4	(13.6)	(4.2)
Add: Non-cash LCM inventory adjustment (Note 4)	—	(9.9)	(669.6)	691.5
Add: Change in fair value of contingent consideration (Note 4)	0.1	(28.6)	26.2	(93.5)
Add: Gain on sale of hydrogen plants (Note 4)	—	—	—	(471.1)
Add: Impairment expense (Note 4)	—	7.0	—	7.0
Add: Severance costs (Note 4)	—	—	—	12.9
Add: (Gain) loss on extinguishment of debt (Note 4)	(60.3)	—	(60.3)	22.2
Add: Change in Tax Receivable Agreement liability (Note 4)	—	(252.2)	—	(240.6)
Adjusted EBITDA	$226.1	$(229.7)	$41.9	$(531.9)

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

	September 30,	December 31,
	2021	2020
Balance Sheet Data:
Cash and cash equivalents	$1,472.5	$1,609.5
Inventories	2,831.4	1,686.2
Total assets	11,844.2	10,499.8
Total debt	4,407.1	4,661.0

Total equity	2,322.1	2,202.3
Total equity excluding special items (Note 4, 13)	$1,875.4	$2,275.9

Total debt to capitalization ratio (Note 13)	65%	68%
Total debt to capitalization ratio, excluding special items (Note 13)	70%	67%
Net debt to capitalization ratio (Note 13)	56%	58%
Net debt to capitalization ratio, excluding special items (Note 13)	61%	57%

SUMMARIZED STATEMENT OF CASH FLOW DATA
(Unaudited, in millions)

	Nine Months Ended September 30,
	2021	2020
Cash flows provided by (used in) operating activities	$325.7	$(792.6)
Cash flows used in investing activities	(227.2)	(990.3)
Cash flows (used in) provided by financing activities	(235.5)	2,250.6
Net change in cash and cash equivalents	(137.0)	467.7
Cash and cash equivalents, beginning of period	1,609.5	814.9
Cash and cash equivalents, end of period	$1,472.5	$1,282.6

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
CONSOLIDATING FINANCIAL INFORMATION (Note 8)
(Unaudited, in millions)

	Three Months Ended September 30, 2021
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$7,173.3	$88.9	$—	$(75.5)	$7,186.7
Depreciation and amortization expense	103.0	9.8	3.4	—	116.2
Income (loss) from operations	116.7	47.1	(62.9)	—	100.9
Interest expense, net	3.7	10.4	67.9	—	82.0
Capital expenditures	83.1	3.4	1.1	—	87.6

	Three Months Ended September 30, 2020
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$3,649.2	$89.0	$—	$(70.7)	$3,667.5
Depreciation and amortization expense	115.9	14.4	2.7	—	133.0
Income (loss) from operations	(367.0)	55.6	(31.3)	—	(342.7)
Interest expense, net	(0.8)	11.5	59.7	—	70.4
Capital expenditures	53.0	1.7	2.0	—	56.7

	Nine Months Ended September 30, 2021
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$18,969.7	$266.2	$—	$(226.5)	$19,009.4
Depreciation and amortization expense	310.0	28.5	10.1	—	348.6
Income (loss) from operations	349.4	142.8	(186.1)	—	306.1
Interest expense, net	7.2	31.8	204.1	—	243.1
Capital expenditures	216.4	6.9	3.9	—	227.2

	Nine Months Ended September 30, 2020
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$11,408.3	$271.2	$—	$(218.7)	$11,460.8
Depreciation and amortization expense	332.4	36.9	8.4	—	377.7
Income (loss) from operations	(1,138.8)	153.4	(103.3)	—	(1,088.7)
Interest expense, net	0.7	37.0	147.4	—	185.1
Capital expenditures (Note 14)	1,500.9	9.6	9.2	—	1,519.7

	Balance at September 30, 2021
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Total Assets	$10,947.4	$910.6	$49.4	$(63.2)	$11,844.2

	Balance at December 31, 2020
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Total Assets	$9,565.0	$933.6	$54.4	$(53.2)	$10,499.8

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
MARKET INDICATORS AND KEY OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Market Indicators (dollars per barrel) (Note 9)	2021	2020	2021	2020
Dated Brent crude oil	$73.45	$43.05	$67.93	$40.74
West Texas Intermediate (WTI) crude oil	$70.54	$40.91	$65.06	$38.12
Light Louisiana Sweet (LLS) crude oil	$71.46	$42.46	$66.68	$40.13
Alaska North Slope (ANS) crude oil	$72.66	$42.75	$67.53	$41.32
Crack Spreads:
Dated Brent (NYH) 2-1-1	$18.66	$8.30	$16.09	$9.30
WTI (Chicago) 4-3-1	$19.60	$7.08	$16.73	$6.56
LLS (Gulf Coast) 2-1-1	$18.13	$6.53	$15.40	$7.79
ANS (West Coast-LA) 4-3-1	$21.54	$11.70	$19.58	$11.41
ANS (West Coast-SF) 3-2-1	$23.27	$10.88	$19.22	$9.77
Crude Oil Differentials:
Dated Brent (foreign) less WTI	$2.91	$2.14	$2.87	$2.62
Dated Brent less Maya (heavy, sour)	$7.26	$3.88	$5.93	$5.95
Dated Brent less WTS (sour)	$2.91	$2.09	$2.53	$2.72
Dated Brent less ASCI (sour)	$4.79	$1.38	$3.58	$1.99
WTI less WCS (heavy, sour)	$13.59	$9.29	$13.00	$10.58
WTI less Bakken (light, sweet)	$(0.48)	$1.23	$0.07	$2.57
WTI less Syncrude (light, sweet)	$2.47	$1.94	$1.66	$1.58
WTI less LLS (light, sweet)	$(0.92)	$(1.55)	$(1.63)	$(2.01)
WTI less ANS (light, sweet)	$(2.12)	$(1.84)	$(2.48)	$(3.20)
Natural gas (dollars per MMBTU)	$4.32	$2.12	$3.35	$1.92

Key Operating Information
Production (barrels per day ("bpd") in thousands)	867.7	716.7	839.7	750.2
Crude oil and feedstocks throughput (bpd in thousands)	848.3	706.1	823.2	744.6
Total crude oil and feedstocks throughput (millions of barrels)	78.0	65.0	224.7	204.0
Consolidated gross margin per barrel of throughput	$2.16	$(4.82)	$2.26	$(7.10)
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$9.32	$2.98	$6.32	$3.92
Refinery operating expense, per barrel of throughput (Note 11)	$6.50	$6.96	$6.36	$6.78
Crude and feedstocks (% of total throughput) (Note 12)
Heavy	32%	43%	34%	43%
Medium	32%	25%	29%	26%
Light	19%	18%	20%	17%
Other feedstocks and blends	17%	14%	17%	14%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput)
Gasoline and gasoline blendstocks	52%	54%	53%	50%
Distillates and distillate blendstocks	29%	28%	30%	31%
Lubes	1%	1%	1%	1%
Chemicals	2%	1%	2%	1%
Other	18%	18%	16%	18%
Total yield	102%	102%	102%	101%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Supplemental Operating Information - East Coast Refining System (Delaware City and Paulsboro)
Production (bpd in thousands)	262.1	250.8	251.2	273.3
Crude oil and feedstocks throughput (bpd in thousands)	259.8	251.4	250.9	274.3
Total crude oil and feedstocks throughput (millions of barrels)	23.8	23.1	68.5	75.1
Gross margin per barrel of throughput	$3.37	$(4.11)	$4.21	$(5.79)
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$10.00	$2.41	$5.66	$4.53
Refinery operating expense, per barrel of throughput (Note 11)	$5.14	$4.99	$5.37	$5.29
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	24%	27%	25%	26%
Medium	37%	33%	37%	33%
Light	14%	15%	15%	20%
Other feedstocks and blends	25%	25%	23%	21%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	44%	49%	44%	45%
Distillates and distillate blendstocks	31%	30%	33%	34%
Lubes	2%	1%	2%	2%
Chemicals	2%	2%	2%	2%
Other	22%	18%	19%	17%
Total yield	101%	100%	100%	100%

Supplemental Operating Information - Mid-Continent (Toledo)
Production (bpd in thousands)	149.9	110.5	141.1	93.0
Crude oil and feedstocks throughput (bpd in thousands)	146.0	108.4	138.0	91.9
Total crude oil and feedstocks throughput (millions of barrels)	13.5	10.0	37.7	25.2
Gross margin per barrel of throughput	$4.55	$(6.40)	$8.99	$(14.74)
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$11.64	$1.87	$8.24	$(0.17)
Refinery operating expense, per barrel of throughput (Note 11)	$5.58	$5.87	$5.31	$7.04
Crude and feedstocks (% of total throughput) (Note 12):
Medium	36%	36%	36%	38%
Light	62%	62%	62%	60%
Other feedstocks and blends	2%	2%	2%	2%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	58%	58%	57%	52%
Distillates and distillate blendstocks	30%	31%	31%	29%
Chemicals	5%	4%	5%	3%
Other	10%	9%	9%	17%
Total yield	103%	102%	102%	101%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Supplemental Operating Information - Gulf Coast (Chalmette)
Production (bpd in thousands)	148.2	128.8	162.0	147.0
Crude oil and feedstocks throughput (bpd in thousands)	145.3	125.6	158.0	144.0
Total crude oil and feedstocks throughput (millions of barrels)	13.4	11.6	43.1	39.5
Gross margin per barrel of throughput	$1.04	$(4.51)	$(0.16)	$(4.54)
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$8.40	$2.48	$6.13	$5.19
Refinery operating expense, per barrel of throughput (Note 11)	$6.12	$5.71	$5.37	$5.18
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	17%	41%	13%	41%
Medium	37%	35%	39%	35%
Light	23%	16%	26%	13%
Other feedstocks and blends	23%	8%	22%	11%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	46%	39%	46%	42%
Distillates and distillate blendstocks	31%	33%	33%	33%
Chemicals	2%	2%	2%	2%
Other	23%	29%	22%	25%
Total yield	102%	103%	103%	102%

Supplemental Operating Information - West Coast (Torrance and Martinez)
Production (bpd in thousands)	307.5	226.6	285.4	236.9
Crude oil and feedstocks throughput (bpd in thousands)	297.2	220.7	276.3	234.4
Total crude oil and feedstocks throughput (millions of barrels)	27.3	20.3	75.4	64.2
Gross margin per barrel of throughput	$(1.41)	$(7.59)	$(3.59)	$(9.70)
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$8.06	$4.43	$6.06	$4.02
Refinery operating expense, per barrel of throughput (Note 11)	$8.34	$10.47	$8.36	$9.42
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	61%	84%	72%	82%
Medium	23%	5%	13%	7%
Other feedstocks and blends	16%	11%	15%	11%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	60%	66%	63%	60%
Distillates and distillate blendstocks	27%	22%	25%	26%
Other	16%	15%	15%	15%
Total yield	103%	103%	103%	101%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
GROSS REFINING MARGIN / GROSS REFINING MARGIN PER BARREL OF THROUGHPUT (Note 10)
(Unaudited, in millions, except per barrel amounts)

	Three Months Ended		Three Months Ended
	September 30, 2021		September 30, 2020
RECONCILIATION OF CONSOLIDATED GROSS MARGIN TO GROSS REFINING MARGIN AND GROSS REFINING MARGIN EXCLUDING SPECIAL ITEMS	$	per barrel of throughput	$	per barrel of throughput
Calculation of consolidated gross margin:
Revenues	$7,186.7	$92.09	$3,667.5	$56.46
Less: Cost of sales	7,018.0	89.93	3,980.8	61.28
Consolidated gross margin	$168.7	$2.16	$(313.3)	$(4.82)
Reconciliation of consolidated gross margin to gross refining margin:
Consolidated gross margin	$168.7	$2.16	$(313.3)	$(4.82)
Add: PBFX operating expense	27.3	0.35	22.7	0.35
Add: PBFX depreciation expense	9.8	0.13	14.4	0.22
Less: Revenues of PBFX	(88.9)	(1.14)	(89.0)	(1.37)
Add: Refinery operating expense	507.6	6.50	452.4	6.96
Add: Refinery depreciation expense	103.0	1.32	115.9	1.79
Gross refining margin	$727.5	$9.32	$203.1	$3.13
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	—	—	(9.9)	(0.15)
Gross refining margin excluding special items	$727.5	$9.32	$193.2	$2.98

	Nine Months Ended		Nine Months Ended
	September 30, 2021		September 30, 2020
RECONCILIATION OF CONSOLIDATED GROSS MARGIN TO GROSS REFINING MARGIN AND GROSS REFINING MARGIN EXCLUDING SPECIAL ITEMS	$	per barrel of throughput	$	per barrel of throughput
Calculation of consolidated gross margin:
Revenues	$19,009.4	$84.60	$11,460.8	$56.18
Less: Cost of sales	18,500.5	82.34	12,910.0	63.28
Consolidated gross margin	$508.9	$2.26	$(1,449.2)	$(7.10)
Reconciliation of consolidated gross margin to gross refining margin:
Consolidated gross margin	$508.9	$2.26	$(1,449.2)	$(7.10)
Add: PBFX operating expense	77.7	0.35	75.5	0.37
Add: PBFX depreciation expense	28.5	0.13	36.9	0.18
Less: Revenues of PBFX	(266.2)	(1.18)	(271.2)	(1.33)
Add: Refinery operating expense	1,430.1	6.36	1,383.6	6.78
Add: Refinery depreciation expense	310.0	1.38	332.4	1.63
Gross refining margin	$2,089.0	$9.30	$108.0	$0.53
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	(669.6)	(2.98)	691.5	3.39
Gross refining margin excluding special items	$1,419.4	$6.32	$799.5	$3.92

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
FOOTNOTES TO EARNINGS RELEASE TABLES

(1) Adjusted fully-converted information is presented in this table as management believes that these Non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to investors to compare our results across the periods presented and facilitates an understanding of our operating results. We also use these measures to evaluate our operating performance. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The differences between adjusted fully-converted and GAAP results are explained in footnotes 2 through 6.

(2) Represents the elimination of the noncontrolling interest associated with the ownership by the members of PBF Energy Company LLC ("PBF LLC") other than PBF Energy Inc., as if such members had fully exchanged their PBF LLC Series A Units for shares of PBF Energy's Class A common stock.

(3) Represents an adjustment to reflect PBF Energy’s estimated annualized statutory corporate tax rate of approximately 26.6% and 26.3% for the 2021 and 2020 periods, respectively, applied to net income (loss) attributable to noncontrolling interest for all periods presented. The adjustment assumes the full exchange of existing PBF LLC Series A Units as described in footnote 2.

(4) The Non-GAAP measures presented include adjusted fully-converted net income (loss) excluding special items, income (loss) from operations excluding special items, EBITDA excluding special items and gross refining margin excluding special items. Special items for the three and nine months ended September 30, 2021 and 2020 relate to LCM inventory adjustments, change in fair value of contingent consideration, gain on sale of hydrogen plants, impairment expense, severance costs related to reduction in workforce, (gain) loss on extinguishment of debt, changes in the Tax Receivable Agreement liability, and net tax (benefit) expense on the remeasurement of deferred tax assets, all as discussed further below. Additionally, the cumulative effects of all current and prior period special items on equity are shown in footnote 13.

Although we believe that Non-GAAP financial measures excluding the impact of special items provide useful supplemental information to investors regarding the results and performance of our business and allow for useful period-over-period comparisons, such Non-GAAP measures should only be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

Special Items:

LCM inventory adjustment - LCM is a GAAP requirement related to inventory valuation that mandates inventory to be stated at the lower of cost or market. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") inventory valuation methodology, in which the most recently incurred costs are charged to cost of sales and inventories are valued at base layer acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and net realizable selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may exceed market values. In such instances, we record an adjustment to write down the value of inventory to market value in accordance with GAAP. In subsequent periods, the value of inventory is reassessed and an LCM inventory adjustment is recorded to reflect the net change in the LCM inventory reserve between the prior period and the current period.

The following table includes the LCM inventory reserve as of each date presented (in millions):

			2021	2020
January 1,			$669.6	$401.6
June 30,			—	1,103.0
September 30,			—	1,093.1

The following table includes the corresponding impact of changes in the LCM inventory reserve on income (loss) from operations and net income (loss) for the periods presented (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,

	2021	2020	2021	2020
Net LCM inventory adjustment benefit (charge) in income (loss) from operations	$—	$9.9	$669.6	$(691.5)
Net LCM inventory adjustment benefit (charge) in net income (loss)	—	7.3	491.5	(509.6)

Change in Fair Value of Contingent Consideration - During the three months ended September 30, 2021, we recorded a change in fair value of the contingent consideration related to the Martinez Contingent Consideration and the PBFX Contingent Consideration which decreased income from operations and net income by $0.1 million and $0.1 million, respectively. During the nine months ended September 30, 2021, we recorded a change in fair value of the contingent consideration primarily related to the Martinez Contingent Consideration which decreased income from operations and net income by $26.2 million and $19.2 million, respectively. During the three months ended September 30, 2020, we recorded a change in the fair value of the contingent consideration related to the Martinez Contingent Consideration and the PBFX Contingent Consideration which increased income from operations and net income by $28.6 million and $21.1 million, respectively. During the nine months ended September 30, 2020, we recorded a change in the fair value of the contingent consideration primarily related to the Martinez Contingent Consideration which increased income from operations and net income by $93.5 million and $68.9 million, respectively.

Gain on Sale of Hydrogen Plants - During the nine months ended September 30, 2020, we recorded a gain on the sale of five hydrogen plants. The gain increased income from operations and net income by $471.1 million and $347.2 million, respectively. There was no such gain during the three or nine months ended September 30, 2021.

Impairment expense - During the three and nine months ended September 30, 2020, we recorded an impairment charge which decreased income from operations and net income by $7.0 million and $5.2 million, respectively, resulting from the write-down of certain PBFX long-lived assets. There were no such charges during the three or nine months ended September 30, 2021.

Severance Costs - During the nine months ended September 30, 2020, we recorded a severance charge related to a reduction in our workforce that decreased income from operations and net income by $12.9 million and $9.5 million, respectively. There were no such costs in any of the other periods presented.

(Gain) Loss on Extinguishment of debt - During the three and nine months ended September 30, 2021, we recorded a pre-tax gain on extinguishment of debt related to the repurchase of a portion of the 6.00% senior unsecured notes due 2028 and the 7.25% senior unsecured notes due 2025, which increased income before income taxes and net income by $60.3 million and $44.3 million, respectively. During the nine months ended September 30, 2020, we recorded pre-tax debt extinguishment costs related to the redemption of the 2023 Senior Notes which decreased income before income taxes and net income by $22.2 million and $16.4 million, respectively.

Change in Tax Receivable Agreement liability - During the three months ended September 30, 2020, we recorded a change in the Tax Receivable Agreement liability that increased income before income taxes and net income by $252.2 million and $185.9 million, respectively. During the nine months ended September 30, 2020, we recorded a change in the Tax Receivable Agreement liability that increased income before income taxes and net income by $240.6 million and $177.3 million, respectively. There was no change to the Tax Receivable Agreement liability during the three or nine months ended September 30, 2021. The changes in the Tax Receivable Agreement liability reflect charges or benefits attributable to changes in our obligation under the Tax Receivable Agreement due to factors out of our control such as changes in tax rates, as well as periodic adjustments to our liability based, in part, on an updated estimate of the amounts that we expect to pay, using assumptions consistent with those used in our concurrent estimate of the deferred tax asset valuation allowance.

Net tax (benefit) expense on remeasurement of deferred tax assets - During the three and nine months ended September 30, 2021, we recorded a decrease to our deferred tax valuation allowance of $1.4 million and $3.8 million, respectively, in accordance with ASC 740, Income Taxes, related to the remeasurement of deferred tax assets. During the three and nine months ended September 30, 2020, we recorded a deferred tax valuation allowance of $348.6 million in accordance with ASC 740. This amount included tax expense of approximately $66.3 million related to our net change in the Tax Receivable Agreement liability or a net tax expense of $282.3 million related primarily to the remeasurement of deferred tax assets.

(5) Represents an adjustment to weighted-average diluted shares outstanding to assume the full exchange of existing PBF LLC Series A Units as described in footnote 2.

(6) Represents weighted-average diluted shares outstanding assuming the conversion of all common stock equivalents, including options and warrants for PBF LLC Series A Units and performance share units and options for shares of PBF Energy Class A common stock as calculated under the treasury stock method (to the extent the impact of such exchange would not be anti-dilutive) for the three and nine months ended September 30, 2021 and 2020, respectively. Common stock equivalents exclude the effects of performance share units and options and warrants to purchase 11,113,779 and 11,041,279 shares of PBF Energy Class A common stock and PBF LLC Series A Units because they are anti-dilutive for the three and nine months ended September 30, 2021, respectively. Common stock equivalents exclude the effects of performance share units and options and warrants to purchase 12,358,105 and 12,152,756 shares of PBF Energy Class A common stock and PBF LLC Series A Units because they are anti-dilutive for the three and nine months ended September 30, 2020, respectively. For periods showing a net loss, all common stock equivalents and unvested restricted stock are considered anti-dilutive.

(7) EBITDA (Earnings before Interest, Income Taxes, Depreciation and Amortization) and Adjusted EBITDA are supplemental measures of performance that are not required by, or presented in accordance with GAAP. Adjusted EBITDA is defined as EBITDA before adjustments for items such as stock-based compensation expense, the non-cash change in the fair value of catalyst obligations, gain on sale of hydrogen plants, the write down of inventory to the LCM, changes in the liability for Tax Receivable Agreement due to factors out of our control, such as changes in tax rates, (gain) loss on extinguishment of debt related to refinancing activities, change in the fair value of contingent consideration and certain other non-cash items. We use these Non-GAAP financial measures as a supplement to our GAAP results in order to provide additional metrics on factors and trends affecting our business. EBITDA and Adjusted EBITDA are measures of operating performance that are not defined by GAAP and should not be considered substitutes for net income as determined in accordance with GAAP. In addition, because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, they are not necessarily comparable to other similarly titled measures used by other companies. EBITDA and Adjusted EBITDA have their limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

(8) We operate in two reportable segments: Refining and Logistics. Our operations that are not included in the Refining and Logistics segments are included in Corporate. As of September 30, 2021, the Refining segment includes the operations of our oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey, Toledo, Ohio, Chalmette, Louisiana, Torrance, California and Martinez, California. The Logistics segment includes the operations of PBF Logistics LP ("PBFX"), a growth-oriented master limited partnership which owns or leases, operates, develops and acquires crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. PBFX's assets primarily consist of rail and truck terminals and unloading racks, storage facilities and pipelines, a substantial portion of which were acquired from or contributed by PBF LLC and are located at, or nearby, our refineries. PBFX provides various rail, truck and marine terminaling services, pipeline transportation services and storage services to PBF Holding and/or its subsidiaries and third party customers through fee-based commercial agreements.

PBFX currently does not generate significant third party revenue and intersegment related-party revenues are eliminated in consolidation. From a PBF Energy perspective, our chief operating decision maker evaluates the Logistics segment as a whole without regard to any of PBFX’s individual operating segments.

(9) As reported by Platts.

(10) Gross refining margin and gross refining margin per barrel of throughput are Non-GAAP measures because they exclude refinery operating expenses, depreciation and amortization and gross margin of PBFX. Gross refining margin per barrel is gross refining margin, divided by total crude and feedstocks throughput. We believe they are important measures of operating performance and provide useful information to investors because gross refining margin per barrel is a helpful metric comparison to the industry refining margin benchmarks shown in the Market Indicators Tables, as the industry benchmarks do not include a charge for refinery operating expenses and depreciation. Other companies in our industry may not calculate gross refining margin and gross refining margin per barrel in the same manner. Gross refining margin and gross refining margin per barrel of throughput have their limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

(11) Represents refinery operating expenses, including corporate-owned logistics assets, excluding depreciation and amortization, divided by total crude oil and feedstocks throughput.

(12) We define heavy crude oil as crude oil with American Petroleum Institute (API) gravity less than 24 degrees. We define medium crude oil as crude oil with API gravity between 24 and 35 degrees. We define light crude oil as crude oil with API gravity higher than 35 degrees.

(13) The total debt to capitalization ratio is calculated by dividing total debt by the sum of total debt and total equity. This ratio is a measurement that management believes is useful to investors in analyzing our leverage. Net debt and the net debt to capitalization ratio are Non-GAAP measures. Net debt is calculated by subtracting cash and cash equivalents from total debt. We believe these measurements are also useful to investors since we have the ability to and may decide to use a portion of our cash and cash equivalents to retire or pay down our debt. Additionally, we have also presented the total debt to capitalization and net debt to capitalization ratios excluding the cumulative effects of special items on equity.

	September 30,	December 31,
	2021	2020
	(in millions)
Total debt	$4,407.1	$4,661.0
Total equity	2,322.1	2,202.3
Total capitalization	$6,729.2	$6,863.3

Total debt	$4,407.1	$4,661.0
Total equity excluding special items	1,875.4	2,275.9
Total capitalization excluding special items	$6,282.5	$6,936.9

Total equity	$2,322.1	$2,202.3
Special Items (Note 4)
Add: Non-cash LCM inventory adjustments	—	669.6
Add: Change in fair value of contingent consideration	(67.5)	(93.7)
Add: Gain on sale of hydrogen plants	(471.1)	(471.1)
Add: Gain on Torrance land sales	(85.0)	(85.0)
Add: Impairment expense	98.8	98.8
Add: LIFO inventory decrement	83.0	83.0
Add: Turnaround acceleration costs	56.2	56.2
Add: Severance and reconfiguration costs	30.0	30.0
Add: Early railcar return expense	64.8	64.8
Add: (Gain) loss on extinguishment of debt	(12.6)	47.7
Add: Change in Tax Receivable Agreement liability	(663.9)	(663.9)
Less: Recomputed income taxes on special items	245.1	57.9
Add: Net tax expense on remeasurement of deferred tax assets	255.3	259.1
Add: Net tax expense on TCJA related special items	20.2	20.2
Net equity impact related to special items	(446.7)	73.6
Total equity excluding special items	$1,875.4	$2,275.9

Total debt	$4,407.1	$4,661.0
Less: Cash and cash equivalents	1,472.5	1,609.5
Net Debt	$2,934.6	$3,051.5

Total debt to capitalization ratio	65%	68%
Total debt to capitalization ratio, excluding special items	70%	67%
Net debt to capitalization ratio	56%	58%
Net debt to capitalization ratio, excluding special items	61%	57%

(14) The Refining segment includes capital expenditures of $1,176.2 million for the acquisition of the Martinez refinery in the first quarter of 2020.